Exhibit 99.1

PRESS RELEASE

For more information contact:	August 7, 2009

Lisa Free (334) 676-5105

COLONIAL BANCGROUP ANNOUNCES GOVERNMENTAL ACTIONS

MONTGOMERY, Ala. - (NYSE: CNB) The Colonial BancGroup, Inc. announced today that on August 6, 2009, it was informed by the U.S. Department of Justice that it is the target of a federal criminal investigation relating to the Company’s mortgage warehouse lending division and related alleged accounting irregularities. The Company has been informed that the alleged accounting irregularities relate to more than one year’s audited financial statements and regulatory financial reporting, and the Company’s Board of Directors and Audit Committee are making every effort to determine the impact of these alleged accounting irregularities on the Company’s financial statements and regulatory financial reporting. The Company intends to cooperate with the investigation.

Earlier in 2009, BancGroup provided documents to the Special Inspector General for the Troubled Asset Relief Program (SIGTARP) in response to a subpoena issued by SIGTARP.

Also, the SEC has issued subpoenas to BancGroup seeking documents related to, among other things, BancGroup’s disclosures related to its participation in the U.S. Treasury Department’s Troubled Asset Relief Program and BancGroup’s disclosures respecting accounting for loan loss reserves. BancGroup has provided, and continues to provide, documents in response to these subpoenas.

On August 5, 2009, the Alabama State Banking Department provided notice to Colonial Bank that the Alabama State Banking Board will meet on August 12, 2009, at which time Colonial Bank will be asked to consent to the Superintendent’s exercise of his statutory authority to appoint the FDIC as receiver or conservator for the Bank if and when the Superintendent deems such appointment to be necessary. In the meantime, the Company continues to explore all possible capital-raising alternatives that would position it and Colonial Bank to comply with the requirements of the Orders to Cease and Desist to which they are subject.

About Colonial

Colonial BancGroup operates 354 branches in Florida, Alabama, Georgia, Nevada and Texas with over $26 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB and is located online at www.colonialbank.com. In some newspapers, the stock is listed as ColBgp.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” ,”could”, “outlook,” “potential”, “would” and “anticipates,” the negative of these terms and similar expressions, as they relate to The Colonial BancGroup, Inc. (BancGroup) (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements.

In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	possible inability of the Company to continue as a going concern;

•	the outcome of any governmental investigation; and

•	any action that may be taken by the Alabama State Banking Department or the Federal Deposit Insurance Corporation.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.